EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made effective as of October 1, 2009, by and between ADVANCED CELL TECHNOLOGY, INC., a Delaware corporation (the “Company”) and WILLIAM M. CALDWELL, IV, an individual (the “Executive”).

WHEREAS, the Board of Directors of the Company (the “Board”) has approved and authorized the entry into this Agreement with Executive; and

WHEREAS, Executive is currently employed by Company as Company's Chief Executive Officer and Chairman; and

WHEREAS, Company desires to retain the services of Executive as Company's Chief Executive Officer and Chairman, and Executive desires to continue to provide Executives' services as Chief Executive Officer and Chairman of Company, and, therefore, the parties desire to enter into this Agreement setting forth the terms and conditions for the retention of the services of Executive and specifying the terms and conditions of the continued employment relationship of Executive with the Company.

NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements herein contained, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged by Company and Executive, and intending to be legally bound hereby, the Company and Executive hereby agree as follows;

1.           Term.  Subject to the termination provisions of Section 11 below, the term of this Agreement shall be for a period of two and one third (2 1/3) years (“Term”), commencing October 1, 2009 (the "Commencement Date") and ending January 31, 2012 (“Termination Date”); provided, however, that this Agreement shall automatically be extended for additional one year terms beyond the Termination Date (the “Extended Termination Date”) or the then current Extended Termination Date, unless at least 90 calendar days prior to the Termination Date or the then current Extended Termination Date, Executive or the Company shall have given notice that he or it does not wish to extend the Agreement.

2.           Employment.  Executive shall continue to be employed as and to hold the title of Chief Executive Officer from the Commencement Date until such employment is terminated in accordance with this Agreement.  Executive, in his capacity as Chief Executive Officer will have the full range of executive duties and responsibilities that are customary for public company CEO positions.  All Company officers shall report to and take direction from Executive, provided however, that nothing herein shall restrict the Board from conferring directly with Company officers and the Company shall have the right to enter into agreements with Company officers for the Board to determine specific employment-related issues such as compensation and termination.  Executive shall have day-to-day responsibility for the affairs of the Company and shall have such other powers and duties as may be from time to time assigned to him by the Board of Directors of the Company (the “Board”).  Executive shall report directly to the Board.  All other employees of Company will report, either directly or through other officers of Company, to Executive.  Executive shall devote substantially all of Executive's time, attention and energies to the business and affairs of the Company; provided, however, the Company acknowledges that Executive is an executive and/or director in the entities listed on Schedule “A” attached hereto, as described therein and may continue in such capacities only so long as such activities do not unreasonably or materially interfere with the performance of his duties under this Agreement and do not present any conflicts of interest with the Company.

3.           Salary.  The Company shall pay Executive an annual salary at an initial annual rate of four hundred eighty thousand ($480,000), less applicable deductions (the “Base Salary”).  Such Base Salary will be reviewed by the Board annually.  The Base Salary shall be payable by the Company to Executive in substantially equal installments not less frequently than semi-monthly (two times per month). At the end of each full year of this Agreement, the Base Salary shall be increased (but not decreased) by an amount determined by the Board; provided, however, that each such annual increase will be not less than the percentage increase in the Consumer Price Index during the preceding year, provided further, however, that the increase set forth in this sentence shall never be zero or less.  For purposes of this Agreement, the “Consumer Price Index” as of any particular date means the Consumer Price Index for Urban Wage Earners and Clerical Workers, Los Angeles/Anaheim/ Riverside CMSA, all items, in respect of the month immediately preceding such particular date, published by the U.S. Department of Labor, Bureau of Labor Statistics, or if such index is no longer published, the U.S. Department of Labor's most comprehensive official index then in use that most nearly corresponds to the index named above.   The Company’s awards of deferred compensation, discretionary bonus, retirement, stock option and other Executive benefit plans and in fringe benefits shall not reduce the Base Salary; provided, however, that voluntary deferrals or contributions by the Executive to such plans agreed to by Executive, if any, shall reduce the current cash compensation paid to Executive

4.           Bonuses.

(a) Within ten (10) days following the execution of this Agreement by Company and Executive, Company will pay to Executive a retention bonus in the amount of one hundred thousand dollars ($100,000) (the "Retention Bonus").  The Retention Bonus will be deemed fully earned by Executive upon Executive's execution of this Agreement and delivery of this Agreement by Executive to Company.

(b) Commencing for calendar year 2010, Executive shall be eligible for an additional annual cash bonus (a “Bonus” if the Company realizes a per share stock price increase at the end of each fiscal year of Company during the Term or the Extended Term of this Agreement.  Any Bonus will be computed on an annual basis and earned at the close of Company's applicable fiscal year, and shall be paid to Executive within thirty days of completion of the Company’s Compensation Committee’s annual review for such fiscal year.  The amount and award of each such Bonus, if any, shall be based upon the following schedule:

Stock Price Accretion Attainment	Cash Bonus

From minimum 20% increase for 4th quarter over higher of same period a year ago or $.10 per share	50% of salary cash bonus

50% increase for 4th quarter over higher of same period a year ago or $.10 per share	100% of salary cash bonus

100% or greater increase for 4th quarter over higher of same period a year ago of $.10 per share	200% of salary cash bonus

Stock Price Accretion Attainment "SPAA” for any year shall mean the average per day closing price for all fourth quarter trading days averaged over the quarter as determined by the Bloomberg closing price each day.  If the Company completes a stock split or reverse split, the “SPAA” levels herein shall be appropriately adjusted in a manner the Board determines in good faith to be fair and equitable to Executive.

(c)           In addition to the foregoing bonuses, Company may, in its discretion, award additional annual or other bonuses to Executive during the Term of this Agreement based upon the Executive's performance or such other criteria as may be determined from time to time by the Board including financial condition of the company and the attainment of company’s operational milestones etc.

5.           Benefits.  Executive shall receive the following benefits and/or be entitled to participate in the following benefits programs of Company:

5.1          (a)           Following the execution and delivery of this Agreement by Company and Executive, Company will recommend to the Board that Company grant to Executive restricted Common Stock of Company in an amount equal to the greater of (a) Seventy Million shares, or (b) seven percent (7%) of the fully diluted shares of issued and outstanding stock of Company, including all warrants, conversions of Preferred Stock, Debentures and all issued Subordinated stock, all of which grants will be made by the Board by no later than the January 2010 meeting of the Board.  All such restricted stock granted to Executive will be restricted to provide that Executive cannot sell such stock for a period of one (1) year plus one (1) day following the grant date of such restricted stock; provided, however, that in the event of any "Change of Control", as that term is hereinafter defined, prior to the expiration of such restriction period, and if Executive is not retained as the Chief Executive Officer and Chairman of the Board of the acquiring or surviving entity, then all such restrictions on all of said restricted shares of stock shall be deemed to be removed and all such restricted stock will thereupon be unrestricted and may be sold by Executive in Executive's sole and absolute discretion.  Executive may also receive additional future grants of restricted stock during the Term of this Agreement as may be determined by the Board in its sole discretion.

(b)           Concurrently with the execution and delivery of this Agreement by Executive and Company, vesting of any and all stock options that were previously granted to Executive will immediately thereupon become fully vested, and the term during which Executive will be entitled to exercise all such stock options will immediately thereupon be extended to be a period of five (5) years following the Commencement Date (as that term is defined in this Agreement).

5.2          (a)           In addition, at the first meeting of the Board following the Commencement Date of this agreement, Company will recommend to the Board that the Company grant to Executive options (the "Initial Options") to purchase an additional 100% of the existing aggregated employee options that were previously or are currently awarded to Executive under the Company’s 2005 Stock Option Plan (the “Plan”).  The exercise price of the Initial Options shall be equal to the per share price of the Company’s Common Stock at the close of trading on the trading day that the Compensation Committee approves the award.  Except as provided herein, the terms of the Initial Options shall be set by the Compensation Committee in accordance with the Plan and in the Company's standard form Incentive Option Agreement; provided, further, that the Initial Options shall be incentive stock options to the maximum extent permitted under the Company's Plan and applicable provisions of the Internal Revenue Code.  Unless vesting is otherwise accelerated as provided in this Agreement in connection with a Change of Control, 100 % of the Initial Options shall vest immediately on the first anniversary of the Commencement Date.

(b)           Executive shall also be eligible for subsequent grants of stock options during the term of this Agreement as determined by the Board in its sole discretion under the Plan.  The parties intend that the award of such option, when considered with the other compensation provided to Executive and the financial performance of the Company under Executive's management, shall be commensurate with that offered to CEOs of similarly situated public companies in the same or similar industries as Company.

(c)           Following the execution and delivery of this Agreement by Executive and Company, if a "Change of Control", as hereinafter defined, occurs and if Executive is not retained at the Chief Executive Officer and Chairman of the Board by the acquiring or surviving entity, then (a) vesting of all previously issued stock options, including but not limited to, the Initial Options and any other stock options to be granted to Executive by Company under and pursuant to this Agreement, will accelerate and all such stock options will thereupon become fully vested.  Further, Executive will also thereafter be allowed to have a period of three (3) years to exercise all vested stock options then held by or previously issued to Executive in the event that Executive is no longer employed with Company.

(d)           For purposes of this Agreement, “Change in Control” means the occurrence of any of the following events:

(i)           the acquisition, directly or indirectly, by any ”person” or “group” (as those terms are defined in Sections 3(a)(9), 13(d), and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules thereunder) of “beneficial ownership”(as determined pursuant to Rule 13d-3 under the Exchange Act) of securities entitled to vote generally in the election of directors (“voting securities”) of the Company that represent 50% or more of the combined voting power of the Company’s then outstanding voting securities, other than:

a.           an acquisition by a trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company, or

b.           an acquisition of voting securities by the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the stock of the Company, or

c.           an acquisition of voting securities pursuant to a transaction described in clause (iii) below that would not be a Change in Control under clause (iii);

(ii)          individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or

(iii)         the consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets or (z) the acquisition of assets or stock of another entity, in each case, other than a transaction:

a.           which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at more than 50% of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, or

b.           after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause b. as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.

5.3           Executive and his spouse shall be entitled to participate in the Company’s health insurance program effective as of the Commencement Date and the Company shall pay all premiums for said insurance for Executive and his spouse under the applicable plans. .

5.4           In addition to the foregoing, Executive shall be entitled to participate with other key executive officers of the Company based on position, tenure and salary in any plan of the Company relating to stock purchases, pension, thrift, profit sharing, life insurance, disability insurance, education, or other retirement or Executive benefits that the Company has adopted or may hereafter adopt for the benefit of its executive officers.

5.5          The Company shall pay all unreimbursed out-of-pocket costs associated with an annual physical examination of Executive, such amount not to exceed $3,000 per year.

5.6          Executive shall be reimbursed for his legal fees incurred in connection with negotiating and drafting this Agreement up to a maximum of $10,000.

5.7          Company will reimburse Executive for the requisite annual premiums for a policy of 25-year level-premium term life insurance coverage in the amount of Three Million Dollars ($3,000,000) for Executive (with Executive designating the beneficiary of such life insurance).  Executive will submit an invoice to Company for reimbursement of the annual premiums.

5.8           Executive agrees that the Company may apply for and take out in its own name and at its own expense such “key person” life insurance upon the life of Executive as the Company may deem necessary or advisable to protect its interests; provided, however, that (i) such insurance coverage does not otherwise diminish or restrict Executive's eligibility for and/or participation level in any benefit plan or arrangement described in this Section 5, and (ii) such coverage does not otherwise diminish any other economic benefit to which Executive is entitled pursuant to the terms of this Agreement, and (iii) no taxable income is attributed to Executive as a result of such coverage.  Executive agrees to reasonably assist and reasonably cooperate with the Company in procuring such insurance, including (without limitation) submitting to medical examinations for purposes of obtaining and/or maintaining such insurance.  Employee agrees that he shall have no right, title or interest in and to such insurance.

6.           Automobile.  The Company shall provide Executive a car allowance of $600 per month, payable on the Commencement Date and on the 1st day of each calendar month thereafter.  In addition, the Company shall reimburse Executive for reasonable actual expenses incurred (including, without limitation, gas, scheduled and unscheduled maintenance and repairs, insurance, registration fees and taxes) in operating the vehicle used for business purposes subject to the provisions of paragraph 8.

7.           Vacation.  Executive shall be entitled to six (6) weeks annual paid vacation in accordance with the Company’s policy, in addition to holidays and other paid time off (excluding vacation) provided to similarly situated executive officers of the Company.  The maximum amount of accrued vacation to which Executive may be entitled at any time is twelve (12) weeks.

8.           Business Expenses.  During such time as Executive is rendering services hereunder, Executive shall be entitled to incur and be reimbursed by the Company for all reasonable business expenses, including but not limited to, at least business class airfare while traveling at least 1,000 miles from Executive's home city (at least coach class for travel under 1,000 miles), first class hotel accommodations, ground transportation while traveling, reasonable meals or an agreed upon per diem while traveling, mobile telephone and text messaging charges.  The Company agrees that it will reimburse Executive for all such expenses upon the presentation by Executive, on a monthly basis, of an itemized statement of such expenditures setting forth the date, the purposes for which incurred, and the amounts thereof, together with such receipts showing payments in conformity with the Company’s established policies.  Reimbursement for approved expenses shall be made within a reasonable period not to exceed 30 days after the receipt of foregoing statements and supporting documentation.  Further, Company recognizes that the Executive’s spouse will be traveling with Executive and that her airfare will be included as a business expense in accordance with IRS guidelines as to comporting to business duties requested by Executive.

9.           Indemnity.  Company shall to the extent permitted and required by law, indemnify and hold Executive harmless from costs, expense or liability arising out of or relating to any acts or decisions made by Executive in the course of his employment to the same extent Company indemnifies and holds harmless other officers and directors of Company in accordance with Company’s established policies.  This indemnity shall include, without limitation, advancing Executive attorneys fees to the fullest extent permitted by applicable law.  Company agrees to continuously maintain Directors and Officers Liability Insurance with limits of coverage the same as currently in effect, unless a change is mutually agreed upon by Executive and the Board of Directors of Company, and to include Executive within said coverage while Executive is employed by Company and for at least thirty-six (36) months after the termination of Executive's employment by Company.

10.          Termination.  Executive's employment with Company may be terminated for the reasons set forth below.  At the request of the Board, Executive agrees to resign from his position as a director of Company within 24 hours after his termination.

10.1           Death.  This Agreement shall terminate upon Executive’s death.  Company shall pay Executive’s estate (i) on the date it would have been payable to Executive any unpaid Base Salary and accrued vacation earned prior to the date of Executive’s death, (ii) within 30 days of the conclusion of the quarter following Executive’s death, any unpaid Bonus prorated to the date of Executive’s death, and (iii) any unpaid reimbursements due Executive for expenses incurred by Executive prior to Executive’s death upon receipt from Executive’s personal representative of receipts therefore.  Any Initial Options and subsequent stock options granted to Executive that have not vested as of the date of Executive’s death shall terminate on the date of Executive’s death, but all vested but unexercised Initial Options and subsequently granted stock options will be exercisable by Executive's heirs in accordance with the Plan; provided, however, that Executive's estate shall have a period of up to three (3) years within which to exercise any vested Initial Options or subsequently issued stock options following the date of death of Executive.

10.2        Disability.  If, as a result of Executive’s incapacity due to physical or mental illness, Executive shall have been absent from the full time performance of substantially all of his material duties with Company for 90 consecutive days or 180 days total within any 12-month period, Executive's employment may be terminated by Company or by Executive for “Disability.” Termination shall occur 30 days after a notice of a written termination is delivered to Executive by Company or by Executive to Company (the “Effective Date of Termination”).  In the event of such a termination, Company shall pay Executive (i) any unpaid Base Salary and accrued vacation earned prior to the date of Executive’s Effective Date of Termination, (ii) within 30 days of the end of the quarter following Executive’s Effective Date of Termination, any unpaid Bonus prorated to Executive's last day of actual employment, (iii) any unpaid reimbursements due Executive for expenses incurred by Executive prior to Executive’s Effective Date of Termination, pursuant to paragraph 8, and (iv) if Executive is not covered by any other comprehensive insurance that provides a comparable level of benefits, Company will pay Executive an amount equivalent to Executive’s COBRA payments up to 18 months following the Effective Date of Termination or the maximum term allowable by then applicable law for coverage of Executive and his eligible dependents.  Any Initial Options and subsequent options that have not vested as of Executive’s Effective Date of Termination shall terminate on the date of Executive’s Effective Date of Termination for Disability, but all vested but unexercised Initial Options and subsequent options will be exercisable by Executive's in accordance with the Plan; provided, however, that in the event of such a termination, Executive or Executive's legal representative will have a period of up to three (3) years within which to exercise any vested Initial Options or subsequently issued stock options following the Effective Date of Termination.

10.3        Cause.  The Company may terminate Executive's employment hereunder for Cause.  For purposes of this Agreement, “Cause” means

(i)           an act or acts of fraud or dishonesty undertaken by Executive during the course of his employment;

(ii)          misconduct by Executive that is willful or deliberate on Executive’s part and that, in either event, is materially injurious to Company, monetarily or otherwise;

(iii)         the indictment, formal charge, conviction of Executive of, or the Executive entering of a plea of nolo contendere to, a misdemeanor involving fraud, theft, dishonesty or moral turpitude or a felony, or Executive’s debarment by the U.S. Food and Drug Administration from working in or providing services to any pharmaceutical or biotechnology company;

(iv)        the material breach of any terms and conditions of this Agreement by Executive, which failure or breach has not been cured by Executive within 30 days after written notice thereof to Executive from Company; or

(v)          Executive’s failure to perform his duties or follow the lawful directions of the Board, which failure has not been cured by Executive within 30 days after written notice thereof to Executive from Company

The termination of Executive’s employment shall not be deemed to be for Cause unless and until there shall have been delivered to Executive a copy of a resolution, duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board (not including Executive) at a meeting of the Board (after reasonable notice to Executive and an opportunity for him, together with his counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, one or more causes for termination exist under this Section 10.3, and specifying the particulars thereof in detail.    In the event of termination for Cause, Executive will be entitled to such Base Salary, accrued vacation pay, and benefits as have accrued under this Agreement through the date of termination which accrued amounts shall be payable on the Effective Date of Termination, to exercise vested stock options in accordance with the terms of the Plan and to extend his insurance coverage at his own expense for up to 18 months following the Effective Date of Termination or the maximum term allowable by then applicable law for coverage of Executive and his eligible dependents, but will not be entitled to any other salary, benefits, bonuses or other compensation after such date.

10.4        Without Cause.  This Agreement may also be terminated by Company without Cause, and for any reason or no reason, at any time by the delivery to Executive of a written notice of termination; provided, however, that upon any termination of this Agreement by Company other than for Cause, Executive shall be entitled to receive the following (collectively, the "Severance Benefits"): (a) on the Effective Date of Termination, Executive will be paid such Base Salary, vacation, pro rated bonus (pro rated on a daily basis based on the number of days during the year in which such termination occurs prior to the effective date of such termination, over a presumed 365 day year) and all other benefits as have been earned or accrued under this Agreement through the date of termination and (b) provided Executive executes the Company’s standard general release for employees (and does not revoke such general release) (i) if Executive is not covered by any other comprehensive insurance, the Company will pay Executive an amount equivalent to Executive’s and Executive's Spouse’s COBRA payments up to 24 months following the Effective Date of Termination or the maximum term allowable by then applicable law for coverage of Executive and his Spouse, and (ii) Executive will also be paid a lump sum severance equal to two (2) year’s then current Base Salary within thirty days of the Executive’s execution of the general release, and (iii) Company will continue to reimburse Executive for the premiums on the 25 year level premium term life policy for Executive for a period of two (2) years following any such termination, and (iv) in the event of a termination without Cause during the twenty-four month (24) month period following a Change of Control, any Initial Options and subsequent options and any replacement options in any successor entity that were obtained by Executive in exchange for the Initial Options or subsequent options that have not vested as of Executive’s Effective Date of Termination ("Unvested Options") shall vest on the date of Executive’s Effective Date of Termination.  For avoidance of any doubt, the Company shall not be obligated to pay Executive any Severance Benefits if his employment is terminated on a Termination Date or Extended Termination Date in accordance with the notice provision of Article 1 of this Agreement.

10.5        By Executive.  Executive may terminate this Agreement for any reason or no reason at any time upon 30 days written notice to Company.

(a)          In the event Executive terminates this Agreement for “Good Reason,” Executive shall be entitled to receive the Severance Benefits.  As used herein, “Good Reason” shall mean:

(i)           any removal of Executive from, or any failure to nominate or re-elect Executive to, his current office and/or as the Chairman of the Board, except in connection with termination of Executive’s employment for death, disability or Cause as provided above in this Agreement;;

(ii)          the failure of Company to obtain the assumption of this Agreement by any successor to Company, as provided in this Agreement;

(iii)         in the event of a Change in Control:

a.           (1) any reduction  in Executive's then-current Base Salary or any material reduction in Executive's comprehensive benefit package (other than changes, if any, required by group insurance carriers applicable to all persons covered under such plans or changes required under applicable law), or (2) the assignment to Executive of duties that represent or constitute a material adverse change in Executive's position, duties, responsibilities and status with Company immediately prior to a Change in Control, or (3) a material adverse change in Executive's reporting responsibilities, titles, offices, or any removal of Executive from, or any failure to re-elect Executive to, any of such positions; except in connection with the termination of Executive's employment for Cause, upon the disability or death of Executive, or upon the voluntary termination by Executive;

b.           the relocation of Executive’s place of employment from the location at which Executive was principally employed immediately prior to the date of the Change in Control to a location more than 50 miles from such location; or

c.           the failure of any successor to Company to assume and agree to perform Company's obligations under this Agreement; or

(iv)         the material breach of any terms and conditions of this Agreement by Company.

Within thirty (30) days of the initial existence of any event described above, Executive must give the Company a written notice which shall identify the above basis for termination for Good Reason and set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination (“Good Reason Notice”). A separation for Good Reason shall not occur if the basis for Good Reason is remedied by the Company during such 30-day period.  If the Company does not remedy the basis for Good Reason, the separation from service for Good Reason shall occur on the 31st day after receiving the Good Reason Notice from the Executive.

If it shall be determined that any payment or distribution by Company to or for the benefit of Executive hereunder (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereafter collectively referred to as the “Excise Tax”), then Company shall calculate the amount Executive will retain net after-all-taxes, including Excise Taxes, if all payments are made and also calculate the amount Executive shall retain net after-all-taxes, including Excise Taxes, if payments are reduced to an amount so that no Excise Taxes are imposed, and Company shall pay Executive the amount that maximizes the amount Executive will receive after-all-taxes.  Company will consult with Executive as to the appropriate Federal and any state income tax to be used in making such calculations.  In the event that it is determined that Executive should receive an amount that results in the Payment not being subject to Excise Taxes (the "Reduced Payment"), Executive advise Company as to how to reduce or eliminate the Payment or Payments from among the following categories:

(1)	the portion denominated and payable in cash;

(2)	the portion payable in-kind, such as insurance coverage, or in cash as a reimbursement; and

(3)	equity-based compensation and enhancements, such as accelerated vesting and extended periods to exercise options.

Executive shall have full discretionary authority to determine which payments to reduce within any of the three categories described in the preceding sentence, and can determine to have Company reduce payments in any or all of the three categories in such order as Executive shall advise Company.  As promptly as practicable following such determination and election by Executive and subject to any payment provisions otherwise applicable under this Agreement, Company shall pay to or distribute for the benefit of Executive such Payments as are then due to Executive under this Agreement.  In the event that Executive is nevertheless subject to Excise Tax, the Company shall have no liability to Executive for payment thereof.

(b)  In the event Executive terminates this Agreement other than because of Disability or other than for Good Reason, Company shall pay Executive: (i) on the date it would have been payable to Executive, any unpaid Base Salary and accrued vacation pay earned prior to the date of Executive’s termination, and (ii) any unpaid reimbursements due Executive for expenses incurred by Executive prior to the date of Executive’s termination, pursuant to this Agreement, and Executive shall have the right to exercise any vested stock options in accordance with the terms of the Plan but be allowed to due such exercise in over a thirty-six (36) month period after termination of this Agreement and to extend Executive's and Executive's eligible dependents' medial insurance coverage at Executive's own expense for up to twenty-four (24) months following the Effective Date of Termination, or the maximum term allowable by then applicable law for coverage of Executive and his eligible dependents.

10.6           Notwithstanding anything contained in this Agreement, under applicable law, or otherwise, in the event of any termination of this Agreement whereby Executive is entitled to receive all or any portion of the Severance Benefits (as defined and provided in this Agreement), then (a) Executive shall have no obligation to seek or accept any other employment or engagement with any other individual or entity following any such termination, and (b) in the event that Executive accepts any other employment or any engagement with any other individual or entity, Company will not be entitled to offset or reduce any portion of the Severance Benefits by any compensation, remuneration, consideration or other things of value received or to be received by Executive from or in connection therewith, it being expressly understood and agreed by Company and Executive that Executive will be entitled to receive all such Severance Benefits without deduction or offset as provided in this Agreement, except that any benefits otherwise receivable by Executive pursuant to Sections 10.4(b)(i) and 10.4(b)(iii) shall be reduced to the extent comparable benefits are received by Executive from a subsequent employer during the two years after termination of his employment.

11.          Assignment.

11.1           This Agreement may not be assigned by Executive.

11.2           This Agreement may be assigned by Company provided that Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Company to expressly assume and agree to perform under this Agreement in the same manner and to the same extent that Company would be required to perform as if no such succession had taken place.

12.          Covenants.

12.1          Confidential Information.  During the term of this Agreement and thereafter, Executive shall not, except as may be required to perform his duties hereunder or as required by applicable law or court order, disclose to others for use, whether directly or indirectly, any Confidential Information regarding Company.  “Confidential Information” shall mean information about Company, its subsidiaries and affiliates, and their respective clients and customers that is not available to the general public or that does not otherwise become available to the general public, and that was learned by Executive in the course of his employment by Company, including, without limitation, any data, formulae, recipes, methods, information, proprietary knowledge, trade secrets and client and customer lists and all papers, resumes, records and other documents containing such Confidential Information.  Executive acknowledges that such Confidential Information is specialized, unique in nature and of great value to Company, and that such information gives Company a competitive advantage.  Upon the termination of his employment, Executive will promptly deliver to Company all documents, maintained in any format, including electronic or print, (and all copies thereof) in his possession containing any Confidential Information.

12.2           Noncompetition.  Except as otherwise provided herein, Executive agrees that during the term of this Agreement he will not, directly or indirectly, without the prior written consent of Company, provide consulting services with or without pay, or own, manage, operate, join, control, participate in, or be connected as a stockholder, employee, partner, or otherwise with any business, individual, partner, firm, corporation, or other entity which is then in competition with Company or any present affiliate of Company in the biotech industry; provided, however, that the “beneficial ownership” by Executive, either individually or as a member of a “group,” as such terms are used in Rule 13d of the General Rules and Regulations under the Securities Exchange Act of 1934 (“Exchange Act”), of not more than 5 % of the voting stock of any corporation shall not be a violation of this Agreement.  Notwithstanding the foregoing, Executive shall be permitted to maintain the ownership interests and directorship described on Exhibit “A” attached hereto so long as they do not interfere with the performance of his duties and do not constitute competitive activities.

12.3           Right to Company Materials.  Executive agrees that all materials, books, files, reports, correspondence, records, and other documents (“Company Material”) used, prepared, or made available to Executive, shall be and shall remain the property of Company.  Upon the termination of his employment and/or the expiration of this Agreement, all Company Materials shall be returned immediately to Company, and Executive shall not make or retain any copies thereof, unless and except to the extent required by applicable law, rule or regulation and provided that Executive gives the Company with specific written notice of the copies retained and the purpose of retaining them.

12.4           Non-solicitation.  Executive understands and agrees that in the course of employment with Company, Executive will obtain access to and/or acquire Company trade secrets, including Confidential Information, which are solely the property of Company.  Therefore, to protect such trade secrets, Executive promises and agrees that during the term of this Agreement, and for a period of six (6) months thereafter, he will not solicit or assist or instruct others in soliciting any employees of Company or any of its present or future subsidiaries or affiliates, to divert their employment or business to or with any individual, partnership, firm, corporation or other entity then in competition with the business of Company, or any subsidiary or affiliate of Company.

12.5           Non-disparagement.  Except for statements of fact, internal Company communications relating to the performance of Company, disclosures required under applicable law or in connection with any legal proceedings with respect to which Executive is a party or witness, Executive will not make any disparaging remarks regarding Company at any time during or after the termination of Executive's employment with Company.  Except for statements of fact, internal communications relating to the performance of Executive, and disclosures required under applicable law or in connection with any legal proceedings with respect to which Company is a party or witness, Company will not make any disparaging remarks regarding Executive at any time during or after the termination of his employment with Company.

12.6           Survival.  This Article 12 shall survive the termination or expiration of this Agreement for the periods of time indicated herein or indefinitely if no period of time is indicated.

13.           Notice.  For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or when mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other addresses as either party may have furnished to the other in writing in accordance herewith, exception that notice of a change of address shall be effective only upon actual receipt:

Company:	Advanced Cell Technology, Inc.
381 Plantation Street,
Biotech V.
Worcester, Massachusetts 09605
Attention: Rita Parker

Executive:	William M. Caldwell, IV
15516 W. Sunset, #205
Pacific Palisades, CA 90272

14.           Amendments or Additions.  No amendment or additions to this Agreement shall be binding unless in writing and signed by both parties hereto.

15.           Section Headings.  The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

16.           Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

17.           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which together will constitute one and the same instrument.

18.           Arbitration.  Except as provided herein, any controversy or claim arising out of or relating in any way to this Agreement or the breach thereof, or Executive's employment and any statutory claims including all claims of employment discrimination shall be subject to private and confidential arbitration in Los Angeles County, California in accordance with the laws of the State of California.  The arbitration shall be conducted in a procedurally fair manner by a mutually agreed upon neutral arbitrator selected in accordance with the National Rules for the Resolution of Employment Disputes (“Rules”) of the American Arbitration Association or if none can be mutually agreed upon, then by one arbitrator appointed pursuant to the Rules. The arbitration shall be conducted confidentially in accordance with the Rules.  The arbitration fees shall be paid by the Company.  Each party shall have the right to conduct discovery including depositions, requests for production of documents and such other discovery as permitted under the Rules or ordered by the arbitrator.  The statute of limitations or any cause of action shall be that prescribed by law.  The arbitrator shall have the authority to award any damages authorized by law for the claims presented including punitive damages and shall have the authority to award reasonable attorneys fees to the prevailing party in accordance with applicable law.  The decision of the arbitrator shall be final and binding on all parties and shall be the exclusive remedy of the parties.  The award shall be in writing in accordance with the Rules, and shall be subject to judicial enforcement in accordance with California law.  Notwithstanding anything to the contrary contained in this Section, nothing herein shall prevent or restrict the Company or Executive from seeking provisional injunctive relief from any forum having competent jurisdiction over the parties.

19.           Section 409A.   This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and will be interpreted in a manner intended to comply with Section 409A of the Code.  To the extent any reimbursements or in-kind benefits due to Executive under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to Executive in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv).  Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code.  Notwithstanding anything herein to the contrary, if any payment of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, Company, in its reasonable discretion, may decide such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code (“a 409A Tax”), or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by Company that does not cause such accelerated or additional tax.  In addition, to the extent Executive is a “specified employee” as defined in Section 409A of the Code as of the earlier of a Services Cessation Date or the date of termination of Executive's employment, and the deferral of the commencement of any compensation or benefits otherwise payable under this Agreement, or any other applicable separation program or plan, as a result of such Services Cessation Date or termination of employment is necessary in order to prevent a 409A Tax, then Company will postpone the commencement of such payment of any such compensations or benefits until the first business day of the seventh month following Executive's termination date (the “Delayed Payment Date”).  Payment of the withheld and accumulated payments (with interest as calculated below) shall be treated as made on the Delayed Payment Date if the payment is made on such date or on a later date within the same calendar year as the Delayed Payment Date, or, if later, by the 15th day of the third month following the Delayed Payment Date, provided that Executive may not, directly or indirectly, designate the year of payment.  In the event that this Paragraph 14(d) requires a delay of any payment or benefit, such payment shall be accumulated and paid in a single lump sum on the Delayed Payment Date, with interest for the period of delay, compounded monthly, equal to the prime or base lending rate then in effect as of the date the payment would have otherwise been made.  Company shall consult with Executive in good faith regarding the implementation of the provisions of this Paragraph, but Company shall determine the terms of any such implementation.  Executive acknowledges that Executive has been advised to obtain independent legal, tax or other counsel in connection with 409A, and that Executive has done so to the extent that you deemed necessary or appropriate.

20.           Miscellaneous.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer as may be specifically designated by the Board.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without regard to its conflicts of law principles.  All references to sections of the Exchange Act shall be deemed also to refer to any successor provisions to such sections.  This Agreement may be executed in counterparts, each of which shall constitute an original but all of which, taken together, shall constitute one document.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement and has made it effective as of the date first indicated above.

ADVANCED CELL TECHNOLOGY, INC.	EXECUTIVE:

By: /s/ William M. Caldwell, IV	/s/ William M. Caldwell, IV
William M. Caldwell, IV
Name: William M. Caldwell, IV

Title: Chief Executive Officer

SCHEDULE A

EXISTING EXECUTIVE AND/OR DIRECTOR POSITIONS

Director:  Lee Pharmaceuticals, Inc, El Monte, California

Director:  King Koil Licensing Company, Chicago, Illinois